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Exhibit 2(p)

SUBSCRIPTION AGREEMENT

        WHEREAS, there has been organized under the laws of the State of Delaware, a statutory trust known as the Alpine Global Dynamic Dividend Fund (the "Fund").

        WHEREAS, the Fund has been organized for the purpose of engaging in any lawful act or activity for which statutory trusts may be organized under the Delaware Statutory Trust Act.

        WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest, no par value per share ("Common Stock").

        NOW, THEREFORE, the undersigned hereby subscribes for and agrees to purchase five thousand (5,000) shares of Common Stock and agrees to pay the amount of $100,000 therefor.

        The subscription hereunder shall be payable at such time or times as the Board of Trustees of the Fund may determine, and the shares of stock subscribed for hereunder shall be issued at the time payment is received therefor.

        Dated as of the 14th day of June, 2006.

ALPINE WOODS CAPITAL INVESTORS, LLC
By:	/s/ SAMUEL A. LIEBER Name: Samuel A. Lieber Title: Sole Member
Accepted as of June 14, 2006
ALPINE GLOBAL DYNAMIC DIVIDEND FUND
By:	/s/ SHELDON R. FLAMM Name: Sheldon R. Flamm Title: Treasurer, Chief Compliance Officer

CROSS RECEIPT

        Pursuant to that certain Subscription Agreement (the "Subscription Agreement"), dated as of June 14 2006, between the Alpine Global Dynamic Dividend Fund (the "Fund") and Alpine Woods Capital Investors, LLC (the "Subscriber"), the Subscriber hereby acknowledges receipt from the Fund of five thousand (5,000) common shares of beneficial interest of the Fund (the "Shares").

Dated as of June 14, 2006

Alpine Woods Capital Investors, LLC
By:	/s/ SAMUEL A. LIEBER Name: Samuel A. Lieber Title: Sole Member

        Pursuant to the Subscription Agreement, the Fund hereby acknowledges receipt from the Subscriber of a wire in the amount indicated below as payment for the Shares issued therefor as indicated below. The Shares shall be deemed to have been issued to the Subscriber on the date on which payment therefor was made to the Fund.

Date of Payment	$ Received	No. of Shares Issued
June 14, 2006	$100,000	5,000

Dated as of June 14, 2006

Alpine Global Dynamic Dividend Fund
By:	/s/ SHELDON R. FLAMM Name: Sheldon R. Flamm Title: Treasurer, Chief Compliance Officer

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SUBSCRIPTION AGREEMENT